Exhibit 99.1

For Immediate Release

First Hawaiian, Inc. Announces Closing of Secondary Common Stock Offering

HONOLULU, February 6, 2017 (GLOBE NEWSWIRE) — First Hawaiian, Inc. (NASDAQ:FHB) (the “Company”) announced today that it has completed a secondary offering of 25,000,000  shares of its common stock at $32.00 per share. The shares were sold by an affiliate of BNP Paribas, the Company’s parent.

Goldman, Sachs & Co., BofA Merrill Lynch, J.P. Morgan and BNP PARIBAS, Barclays, Citigroup, Credit Suisse and Deutsche Bank Securities acted as the joint book-running managers and underwriters for the proposed offering.  Keefe, Bruyette & Woods acted as lead manager and underwriter for the proposed offering.

The prospectus relating to the offering may be obtained from Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, by phone at (866) 471-2526 or by email at prospectusny@ny.gs.com; BofA Merrill Lynch, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 282001, by email at dg.prospectus_requests@baml.com; J.P. Morgan, Attention: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling 866-803-9204; and BNP PARIBAS, by phone at (888) 860-5378.

A registration statement relating to the Company’s common stock has been filed with, and declared effective by, the Securities and Exchange Commission.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

First Hawaiian, Inc.

First Hawaiian, Inc. (NASDAQ:FHB) is a bank holding company headquartered in Honolulu, Hawaii. Its principal subsidiary, First Hawaiian Bank, founded in 1858 under the name Bishop & Company, is Hawaii’s oldest and largest financial institution with branch locations throughout Hawaii, Guam and Saipan. The company offers a comprehensive suite of banking services to consumer and commercial customers including deposit products, loans, wealth management, insurance, trust, retirement planning, credit card and merchant processing services.  Customers may also access their accounts through ATMs, online and mobile banking channels.

Investor Relations Contact:

Kevin Haseyama, (808) 525-6268

ir@fhb.com

Media Contact:

Susan Kam (808) 525-6254

skam@fhb.com